EXHIBIT 99.1

Contact:	Fred Adams, Jr.
Chairman and CEO
(601) 948-6813

CAL-MAINE FOODS, INC. ANNOUNCES SHAREHOLDER
APPROVAL OF TWO-FOR-ONE STOCK SPLIT

JACKSON, Miss. (April 14, 2004) – Cal-Maine Foods, Inc. (Nasdaq:CALM), today announced that, at a special meeting of Cal-Maine shareholders held this morning, the shareholders of the Company approved amendments to its Certificate of Incorporation to (a) increase the number of authorized shares of Common Stock of the Company from 30,000,000 to 60,000,000, (b) increase the number of authorized shares of Class A Common Stock from 1,200,000 to 2,400,000 and (c) issue one additional share for each issued share of the same class held by shareholders of record as of the close of business on April 14, 2004.

        The additional shares will be distributed to shareholders on April 23, 2004. The Company plans to continue to pay a dividend at the same rate per share as it has paid in the past. The two-for-one stock split will thereby double both the number of shares held by each shareholder and the dollar amount of dividends to be paid to each shareholder. Dividends will continue to be paid quarterly, as determined by the Board of Directors.

        Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs. The Company, which is headquartered in Jackson, Mississippi, currently is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 28 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

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